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                                                                   EXHIBIT  12.1


                          VENTURE HOLDINGS COMPANY LLC
                COMPUTATION OF RATIO OF EARNINGS TO FIXED CHARGES
                             (THOUSANDS OF DOLLARS)

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
                                                          SIX MONTHS
                                                            ENDED
                                                             JUNE
                                                              30,               YEARS ENDED DECEMBER 31,
                                                             1999      1998       1997      1996       1995        1994
                                                             ----      ----       ----      ----       ----        ----
Net Earnings from continuing operations                     20,176     14,207     11,523      1,999      4,142      7,445
    Add back:
        Taxes on Income                                        482      2,489      3,830      1,002        577      3,405
        Fixed Charges                                       26,483     40,651     34,204     21,899     16,704     16,049
        Amortization of previously capitalized interest         56        224        295        285        285        285
    Deduct:
        Capitalized interest                                     0          0          0        108          0          0

Earnings available for fixed charges                        47,197     57,571     49,852     25,077     21,708     27,184

Fixed charges of Venture Holdings Trust:

         Interest expense                                   25,028     36,641     30,182     19,248     15,032     14,345
         Capitalized interest                                    0          0          0        108          0          0
         Amortization of debt expense and debt discount      1,453      2,160      1,934        885        556        466
         Interest portion of rent expense                      925      1,850      2,088      1,658      1,116      1,238
                                                            ------     ------     ------     ------     ------     ------
                                                            27,406     40,651     34,204     21,899     16,704     16,049

Ratio of earnings to fixed charges                            1.76       1.42       1.46       1.15       1.30       1.69
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